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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                                                                    Exhibit 23.2

      We consent to the incorporation by reference in this Registration Statement on Form S-3 of The Houston Exploration Company of our report dated February 17, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations," and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," on January 1, 2003), appearing in the Annual Report on Form 10-K of The Houston Exploration Company for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
October 25, 2004